SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
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☒ Soliciting Material under Rule 14a-12

VENTURI PARTNERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FILING PURSUANT TO RULE 14a-12

This filing is being made pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended.

In connection with its proposed business combination transactions, Venturi Partners, Inc. has filed with the Securities and Exchange Commission a preliminary proxy statement and other relevant documents and intends to file a definitive proxy statement. STOCKHOLDERS OF VENTURI ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VENTURI, COMSYS AND THE PROPOSED TRANSACTIONS.

Stockholders may obtain a free copy of these materials (when they are available) and other documents filed with the SEC at the SEC’s website at www.sec.gov. In addition, a free copy of the proxy statement, when it becomes available, may be obtained from Venturi by writing to the following address: Venturi Partners, Inc., Five LakePointe Plaza, 2709 Water Ridge Parkway, 2nd Floor, Charlotte, North Carolina 28217, Attention: General Counsel. Venturi stockholders also may access free copies of the documents filed with the SEC by Venturi on Venturi’s website at www.venturipartners.com or upon written request to Venturi at its address listed above.

Venturi and its directors, executive officers and certain other members of management and employees may solicit proxies from stockholders in favor of the proposed transactions. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Venturi stockholders is set forth in Part III of Venturi’s Amendment No. 1 on Form 10-K/A to its Annual Report on Form 10-K for the year ended December 28, 2003 filed with the SEC on April 26, 2004. Additional information about these persons is contained in the Current Report on Form 8-K filed by Venturi on July 20, 2004 and the Current Report on form 8-K filed by Venturi on July 21, 2004. Additional information regarding these individuals and any interest they have in the proposed transaction will be set forth in the proxy statement when it is filed with the SEC.

Set forth below are written materials relating to the merger and sale transactions first published on or after the date hereof. These materials contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “estimate,” “forecast,” “project,” “plan,” “intend,” “believe,” “should,” “expect,” “anticipate,” or variations or negatives thereof, or by similar or comparable words or phrases. The forward-looking statements contained in these materials include statements about the proposed merger of Venturi and Comsys and the anticipated performance of the combined company following the merger, the proposed financing transactions contemplated in connection with that merger, and the proposed sale of Venturi’s commercial staffing business to Compass CS. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Accordingly, actual outcomes and results may differ materially from what is expressed herein. Factors that may cause actual results of the combined company to differ materially will be discussed in Venturi’s definitive proxy statement filed with the SEC. WE URGE YOU TO READ THE DEFINITIVE PROXY STATEMENT. Certain of these factors are also described in Venturi’s prior filings with the SEC, including without limitation its Annual Report on Form 10-K for the year ended December 28, 2003 and Quarterly Report on Form 10-Q for the quarter ended March 28, 2004, especially in the Management’s Discussion and Analysis sections of such reports. Venturi, Comsys and Compass CS undertake no obligation to update information contained in these materials.

Venturi Partners	Phone	704.442.5100
2709 Water Ridge Parkway	Fax	704.442.5137
Charlotte, NC 28217-4538	Web	www.venturipartners.com

Contacts:	Jim Hunt	Ken Bramlett
	Chief Financial Officer	Senior Vice President
	704.442.5105	704.442.5106
	jhunt@venturipartners.com	kbramlett@venturipartners.com

VENTURI PARTNERS, INC. REPORTS SECOND QUARTER RESULTS

CHARLOTTE, N.C. (August 5, 2004) — Venturi Partners, Inc. (NASDAQ:VENP), a leading information technology and professional staffing services company, today announced its financial results for the second quarter and six months ended June 27, 2004.

For the second quarter, total revenues were $136.5 million, up from $122.5 million in the second quarter last year and from $129.3 million in the first quarter this year. Venturi’s information technology business contributed $67.7 million, or 50%, of total revenues during the second quarter, and the Company’s staffing services business accounted for $68.8 million. Operating income improved to $3.4 million in the second quarter, up from $1.2 million in the second quarter last year and from $0.9 million in the first quarter this year, in each case exclusive of goodwill impairment, restructuring and rationalization charges and stock option compensation expense.

The Company reported a net loss of $37.6 million, or ($6.18) per share, compared to net income of $83.0 million, or $15.61 per share, during the second quarter of 2003 primarily due to a goodwill impairment charge incurred in the second quarter related to the Company’s merger with COMSYS Holdings, which was previously announced on July 20, 2004, and the related sale of Venturi’s Staffing Services business. Net income in the second quarter last year included a gain from the Company’s April financial restructuring, certain operational restructuring and rationalization charges and interest expense on the indebtedness that was extinguished in the financial restructuring. The Company recorded non-cash stock option compensation income in the second quarter this year of $0.1 million, or $0.01 per diluted share, related to variable accounting for certain outstanding stock options.

“Our operations are continuing to perform well and we appreciate very much the ongoing strong efforts of all of our field leaders and other personnel,” commented Larry L. Enterline, Venturi Chief Executive Officer. “As we move towards the closing of our merger, our people continue to focus on our primary objectives, which are to sell services and maintain customer relationships. Obviously, we are also focused on a smooth merger transition and are confident that our field leaders will manage through this transition with minimal disruption. We are especially happy with the market activity we are seeing broadly in our businesses and we believe we are properly positioned to take advantage of increasing demand over the balance of this year. As we indicated in our July 20 announcement, we are very excited with the prospects of creating one of the largest pure play IT Staffing companies in the U.S.”

As of June 27, 2004, the Company’s contractual obligations under its secured revolving credit facility and 5.75% Notes were $55.3 million in the aggregate. Venturi paid the remaining 5.75% Notes, in the principal amount of $5.3 million plus accrued interest, in full in accordance with their terms on July 1, 2004 and currently has $54.0 million outstanding under its revolving credit facility.

During the third quarter of 2003, Venturi completed a 1-for-25 reverse stock split and also converted all of its outstanding Series B convertible preferred stock (which was originally issued in April 2003) into common stock. As of July 31, 2004, Venturi had approximately 6.1 million common shares outstanding. All share and per-share amounts in this earnings release reflect the reverse stock split and the preferred stock conversion as if these events had been completed on the first day of each period presented.

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Venturi Announces Second Quarter Results

August 5, 2004

Technology Services
Technology Services revenues were $67.7 million in the second quarter, essentially flat with the $67.5 million recorded in the first quarter this year but up 13.1% from $59.8 million recorded in the second quarter last year. Gross margins were 22.7% in the second quarter, up from 22.0% in the first quarter this year but below the second quarter 2003 level of 23.7%. Operating income margins were 5.4% compared with 4.1% in the first quarter this year and 4.3% in the second quarter of 2003.

Billable headcount was essentially even with first quarter levels. The Technology Services division had an average of approximately 1,994 professionals on assignment during the second quarter and 1,987 on assignment at the end of the quarter.

Staffing Services
Revenues for Venturi’s Staffing Services unit increased by 11.4% in the second quarter to $68.8 million from $61.8 million in the first quarter this year and by 9.8% from $62.7 million in the second quarter last year. Second quarter gross profit improved to $13.4 million from $11.3 million in the first quarter this year and $12.4 million in the corresponding quarter of 2003. Operating income margins, exclusive of restructuring and rationalization charges, improved to 4.6% from 2.9% in the first quarter this year and 3.5% in the second quarter of 2003. As a result of normal seasonal factors, gross margin percentage for the second quarter of 2004 increased to 19.5% from 18.3% in the first quarter; gross margin percentage was essentially flat with the 19.9% recorded in the second quarter last year.

Permanent placement revenue in the second quarter as a percentage of total Staffing Services sales was 2.7% compared with 2.6% in the first quarter. Additionally, vendor-on-premise business represented 32.9% of division sales in the second quarter, compared with 33.9% in the first quarter this year.

Conference Call Information
Venturi will conduct a conference call today at 11:00 a.m. EST to discuss the quarterly and year-to-date financial results. The conference call-in number is 1-913-981-5558. The call will also be Web cast live and replayed for 30 days at www.venturipartners.com and www.fulldisclosure.com. A taped replay of the call will be available through August 12, 2004, at 1-719-457-0820, passcode 641419.

About Venturi Partners
Venturi Partners, Inc. is a nationwide provider of information technology consulting and custom software development services; high-end clerical, accounting and other specialty professional staffing services; and technology systems for human capital management. The Company’s Technology Services operations operate under the name “Venturi Technology Partners” and its Staffing Services operations operate as “Venturi Staffing Partners” and “Venturi Career Partners.”

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Venturi Announces Second Quarter Results

August 5, 2004

Forward-looking Statements
Certain information contained in this press release may be deemed forward-looking statements regarding events and financial trends that could affect Venturi’s future operating results or financial position. These statements may be identified by words such as “estimate,” “forecast,” “plan,” “intend,” “believe,” “should,” “expect,” “anticipate,” or variations or negatives thereof, or by similar or comparable words or phrases. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in such statements.

These risks and uncertainties include, but are not limited to, the following:

•	changes in levels of unemployment and other economic conditions in the United States, or in particular regions or industries;
•	changes or reductions in corporate information technology spending levels;
•	our ability to maintain existing client relationships and attract new clients in the context of changing economic or competitive conditions;
•	the impact of competitive pressures, including any change in the demand for the Company’s services, on our ability to maintain or improve our operating margins;
•	audits of our income, payroll or other tax returns and the risk that assessments for additional taxes, penalties and interest could be levied against the Company, which could affect our liquidity;
•	the entry of new competitors into the marketplace or expansion by existing competitors;
•	our success in attracting, training and retaining qualified management personnel and other staff employees;
•	reductions in the supply of qualified candidates for temporary employment or our ability to attract qualified candidates;
•	the possibility of our incurring liability for the activities of our temporary employees or for events impacting our temporary employees on clients’ premises;
•	the risk in an uncertain economic environment of increased incidences of employment disputes, employment litigation and workers’ compensation claims;
•	the risk that further cost cutting or restructuring activities undertaken by the Company could cause an adverse impact on certain of the Company’s operations;
•	economic declines that affect the Company’s liquidity or ability to comply with its loan covenants;
•	the risks of defaults under our credit agreements;
•	adverse changes in credit and capital markets conditions that may affect our ability to obtain financing or refinancing on favorable terms;
•	adverse changes to management’s periodic estimates of future cash flows that may affect our assessment of our ability to fully recover our goodwill;
•	whether governments will amend existing regulations in such a manner as to increase the Company’s costs of doing business;
•	whether governments will impose additional regulations or licensing requirements on staffing services businesses in particular or on employer/employee relationships in general;
•	whether Venturi is able to consummate its previously announced proposed merger with COMSYS and the sale of its Staffing Services Division at all, or on the terms and within the timeframes proposed, and if so, whether Venturi can successfully integrate its IT Services business with COMSYS and otherwise achieve the synergies, cost savings, and other expected benefits of the transactions; and
•	other matters discussed in this press release, the Company’s most recent Forms 10-K, 10-Q and 8-K, and specifically the Company’s Form 8-K filed July 20, 2004 with respect to its announcement of its proposed merger with COMSYS and the sale of its Staffing Services division, as well as matters discussed in the Company’s future SEC filings.

Because long-term contracts are not a significant part of Venturi’s business, future results cannot be reliably predicted by considering past trends or extrapolating past results. The Company undertakes no obligation to update information contained in this release and is not responsible for any changes made to this release by wire or Internet services.

Venturi intends to file with the Securities and Exchange Commission a proxy statement and other relevant documents in connection with its proposed merger with COMSYS, the sale of its Staffing Services division and related transactions. STOCKHOLDERS OF VENTURI ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VENTURI, COMSYS AND THE PROPOSED TRANSACTIONS.

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Venturi Announces Second Quarter Results

August 5, 2004

Stockholders may obtain a free copy of these materials (when they are available) and other documents filed with the SEC at the SEC’s website at www.sec.gov. A free copy of the proxy statement, when it becomes available, also may be obtained from Venturi by writing to the following address: Five LakePointe Plaza, 2nd Floor, 2709 Water Ridge Parkway, Charlotte, NC 28217. Venturi stockholders also may access free copies of the documents filed with the SEC by Venturi on Venturi’s website at www.venturipartners.com or upon written request to Venturi at its address listed above.

Venturi and its directors, executive officers and certain other members of management and employees may be soliciting proxies from stockholders in favor of the proposed transactions. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Venturi stockholders in connection with the proposed merger is set forth in Part III of Venturi’s Amendment No. 1 on Form 10-K/A to its Annual Report on Form 10-K for the year ended December 28, 2003, filed with the SEC on April 26, 2004. Additional information about these persons is contained in the Current Report on Form 8-K to be filed by Venturi with the SEC on July 20, 2004. Additional information regarding these individuals and any interest they have in the proposed transaction will be set forth in the proxy statement when it is filed with the SEC.

Non-GAAP Financial Measures
This press release includes presentation of the following financial measure: operating income exclusive of goodwill impairment, restructuring and rationalization charges and stock option compensation expense. This item is not a financial measure recognized under generally accepted accounting principles in the United States. The Company has included this non-GAAP financial measure because it believes that it permits a more meaningful comparison of the Company’s operating performance between the periods presented and because management uses it in evaluating the Company’s operating performance. Because this item is not a GAAP financial measure, however, other companies may present similarly titled items that are calculated using differing adjustments. Accordingly, this measure as presented in this press release should not be used to evaluate the Company’s performance by comparison to any similarly titled measures presented by other companies. Following is a table reconciling this non-GAAP financial measure with the most comparable GAAP measurement. Investors are strongly urged to review this reconciliation. In addition, the exclusion of goodwill impairment, restructuring and rationalization charges and stock option compensation expense in this non-GAAP financial measure does not imply that such charges are non-recurring, infrequent or unusual. Goodwill impairment, restructuring and rationalization charges and stock option compensation expense were incurred in the periods presented, and similar charges may recur in future periods.

	Three Months Ended
	June 27,	June 28,
	2004	2003
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE:
Operating income exclusive of goodwill impairment, restructuring and rationalization charges and stock option compensation expense:
Operating income (loss)	$(38,208)	$(844)
Goodwill impairment	41,700	—
Restructuring and rationalization charges	—	2,016
Stock option compensation expense (income)	(89)	—

Operating income exclusive of goodwill impairment, restructuring and rationalization charges and stock option compensation expense:	$3,403	$1,172

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Venturi Announces Second Quarter Results

August 5, 2004

VENTURI PARTNERS, INC.
Financial Highlights
(in thousands, except share and per share data)

	Three Months Ended			Six Months Ended
	June 27,	June 29,	%	June 27,	June 29,	%
	2004	2003	Change	2004	2003	Change
Revenues	$136,494	$122,509	11.4%	$265,750	$243,225	9.3%
Direct costs of services	107,708	95,871	12.3%	210,822	191,512	10.1%

Gross profit	28,786	26,638	8.1%	54,928	51,713	6.2%

Operating expenses:
Selling, general and administrative	24,358	24,125	1.0%	48,478	49,495	-2.1%
Depreciation and amortization	1,025	1,341	-23.6%	2,107	2,753	-23.5%
Goodwill impairment	41,700	—	NA	41,700	—	NA
Restructuring and rationalization charges	—	2,016	NA	—	2,115	NA
Stock option compensation (income)	(89)	—	NA	824	—	NA

Operating loss	(38,208)	(844)	4427.0%	(38,181)	(2,650)	1340.8%

Interest expense	300	744	-59.7%	491	5,136	-90.4%
Gain on financial restructuring, net	—	84,634	NA	—	83,132	NA

Income (loss) before income taxes	(38,508)	83,046	NA	(38,672)	75,346	NA
Provision (benefit) for income taxes	(864)	—	NA	(888)	—	NA

Net income (loss)	$(37,644)	$83,046	NA	$(37,784)	$75,346	NA

Basic and diluted earnings per common share (1):
Income (loss) before goodwill impairment and gain on financial restructuring	$0.67	$(0.30)	NA	$0.65	$(2.43)	NA
Goodwill impairment	(6.85)	—	NA	(6.85)	—	NA
Gain on financial restructuring, net	—	15.91	NA	—	26.00	NA

Net income (loss)	$(6.18)	$15.61	NA	$(6.20)	$23.57	NA

Weighted average basic and diluted shares outstanding (1)	6,089,938	5,319,005	14.5%	6,089,938	3,197,127

(1)	The conversion of the Company’s 5.75% Convertible Subordinated Notes due July 2004 and the conversion of stock options and common stock purchase warrants into common shares were excluded from the computation of earnings per diluted share and weighted average diluted shares outstanding for the periods shown because their effect was antidilutive.

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Venturi Announces Second Quarter Results

August 5, 2004

VENTURI PARTNERS, INC.
Financial Highlights
(in thousands)

	Three Months Ended			Six Months Ended
	June 27,	June 29,	%	June 27,	June 29,	%
	2004	2003	Change	2004	2003	Change
SELECTED SEGMENT INFORMATION:
Revenues:
Technology Services	$67,679	$59,829	13.1%	$135,157	$120,388	12.3%
Staffing Services	68,815	62,680	9.8%	130,593	122,837	6.3%

Total revenues	136,494	122,509	11.4%	265,750	243,225	9.3%

Gross profit:
Technology Services	15,388	14,189	8.5%	30,202	27,575	9.5%
Staffing Services	13,398	12,449	7.6%	24,726	24,138	2.4%

Total gross profit	28,786	26,638	8.1%	54,928	51,713	6.2%

Operating income:
Technology Services	3,635	2,548	42.7%	6,432	3,780	70.2%
Staffing Services	3,134	2,186	43.4%	4,947	3,214	53.9%

Total operating income	6,769	4,734	43.0%	11,379	6,994	62.7%

Unallocated corporate expenses	3,366	3,510	-4.1%	7,036	7,389	-4.8%
Amortization of intangible assets	—	52	NA	—	140	NA
Goodwill impairment	41,700	—	NA	41,700	—	NA
Restructuring and rationalization charges	—	2,016	NA	—	2,115	NA
Stock option compensation (income)	(89)	—	NA	824	—	NA

Total operating loss	$(38,208)	$(844)	4427.0%	$(38,181)	$(2,650)	1340.8%

SELECTED CASH FLOW INFORMATION:
Net cash provided by (used in) operating activities	$(1,320)	$24,617	-105.4%	$384	$24,684	-98.4%
Purchases of property and equipment, net	202	75	169.3%	282	505	-44.2%
Repayments under credit facility, net	1,000	—	NA	—	38,985	NA
Cash payments for interest	1,044	3,300	-68.4%	2,291	8,343	-72.5%

	Periods Ended
	June 27,	Dec. 28,
	2004	2003
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$41	$508
Accounts receivable, net	76,877	75,702
Goodwill, net	61,832	103,532
Total assets	151,716	194,360

Secured credit facility (1)	53,290	55,264
Convertible subordinated notes	5,339	5,339
Total shareholders’ equity	27,721	64,681

(1)	At June 27, 2004, the Company’s contractual obligation under the secured credit facility was $50,000; the remaining $3,290 represents deferred gain on debt forgiveness in accordance with Generally Accepted Accounting Principles.

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